Exhibit 99.1

For Immediate Release	Contacts: Julie S. Ryland
Wednesday, October 30, 2013	205.326.8421

Energen Clarifies Comment on 2014 Permian Basin Production Growth Potential

BIRMINGHAM, Alabama — On its quarterly conference call earlier today, Energen Corporation (NYSE: EGN) senior management said that the rate of growth of its oil and natural gas liquids (NGL) production in 2014 would likely be less than in recent years, possibly “lower double-digit growth” assuming a capital drilling budget of approximately $950 million to $1 billion.

“I think this statement deserves further explanation,” said Energen’s Chairman and Chief Executive Officer James McManus. “Although our capital drilling budget for 2014 has not been completed and is subject to change, our current thinking is that we will accelerate our horizontal Wolfcamp program in the Midland Basin by running 4-6 rigs in the play. As we transition to a horizontal program in 2014, we will reduce our capital investment in our vertical Wolfberry program. In the Midland Basin, production growth in 2014 with a 6-rig program may exceed 40 percent.

“At this time, we do not anticipate investing any material capital in our legacy waterflood assets in the Central Basin Platform in 2014. Production declines there could be between 10 and 15 percent. In addition, our maturing 3rd Bone Spring program is experiencing near-peak production, and the rate of growth in 2014 will be far less than in recent years, close to just 5 percent with a 3-rig program. Our current thinking is to maintain in 2014 a 2-rig Wolfcamp program in the Delaware Basin, which is similar to our activity level in 2013.

“When you roll all the pieces together, the picture that emerges is this: The total percentage growth in Permian Basin production – oil, NGL, and gas – will likely be in the mid-teens, with significant growth in the Midland Basin partially offset by near-flat production in the remainder of the Permian Basin (i.e., Delaware Basin and Central Basin Platform).” Based on estimated 2013 production midpoints, the Delaware Basin and Central Basin Platform constitute approximately 65 percent of total estimated Permian production.

Energen management additionally said that it anticipates continued acceleration of its Midland Wolfcamp program in 2015 will help return Energen’s Permian oil and NGL growth rate to more than 20 percent.

Energen Corporation is an oil and gas exploration and production company with headquarters in Birmingham, Alabama. Through Energen Resources Corporation, the company has approximately 750 million barrels of oil-equivalent proved, probable, and possible reserves at year-end 2012. These all-domestic reserves are located mainly in the Permian and San Juan basins. For more information, go to http://www.energen.com.